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                                                        Exhibit 10(s)-6
                    1994 Executive Officer Incentive Plan

GOAL 1 - EARNINGS PER SHARE (ANNUAL GOAL)

Utility only                    Utility         Percent of base pay opportunity
Earnings per share      ROE     Net Income       CFO/SVP                VP's

$1.15 (threshold)       11.1    $61,569,000       3.3%                  2.9%

$1.18                   11.4    $63,174,000       6.6%                  5.8%

$1.21                   11.6    $64,779,000      10.0%                  8.8%

$1.24                   11.9    $66,399,000      13.3%                 11.7%

$1.27                   12.2    $67,989,000      16.6%                 14.6%

$1.30                   12.4    $69,595,000      20.0%                 17.5%

Goal modifier: individual and team officer performance will determine actual payout percentage. The percent achieved for EPS above will be modified on a scale of 0-150% to reflect officer performance, including financial, customer and employee goals.


GOAL 2 - SHAREHOLDER VALUE GOAL (LONG-TERM GOAL; 3 YEARS ENDING 12/94)

Shareholder Value goal will be achieved if Washington Water Power is within 90-110% of the median company's total return of the approximately 100 investor owned utilities for the three year period ending 12/31/94. The calculation measures the total return percentage and is calculated using cash dividends paid plus market price appreciation over the three year time period for each of the electric or combination utilities.

Goal as Compared        Example with            Percent of Base Pay Opportunity
to Median of Group      #47 as Median           CFO/SVP                 VP's

110% of median rank     42 (maximum)            20.0%                   17.5%
108% "                  43                      18.2%                   15.9%
106% "                  44                      16.4%                   14.3%
104% "                  45                      14.5%                   12.7%
102% "                  46                      12.7%                   11.1%
100% "                  47 (median)             10.9%                    9.5%
 98% "                  48                       9.1%                    8.0%
 96% "                  49                       7.3%                    6.4%
 94% "                  50                       5.5%                    4.8%
 92% "                  51                       3.6%                    3.2%
 90% "                  52 (threshold)           1.8%                    1.6%

Goal modifier: individual and team officer performance will determine actual payout percentage. The percent achieved for SV above will be modified on a scale of 0-150% to reflect officer performance, including financial, customer and employee goals.

        0 to 100% = Performance accountabilities are partially achieved
             100% = Performance accountabilities are achieved
      101 to 150% = Performance accountabilities are exceeded
                                                                CFO/SVP    VP's
                Maximum opportunity - Goals 1 and 2              60.0%    52.5%

                Incentives are paid out as 50% cash and 50% stock